Exhibit 99.1

Abbott Reports Strong Fourth-Quarter Results and Record Operating Cash Flow in 2006

Media: Melissa Brotz (847) 935-3456 Jonathon Hamilton (847) 935-8646 Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390

— Sales Growth of 14.5 Percent in the Fourth Quarter, as Adjusted —
— Medical Products Sales Growth of 22.7 Percent in the Fourth Quarter —
— HUMIRA® Exceeds $2 Billion in Global Revenue in 2006—
— Record Operating Cash Flow of $5.3 Billion in 2006 —

ABBOTT PARK, Ill., Jan. 24, 2007 — Abbott today announced financial results for the fourth quarter and full year ended Dec. 31, 2006.

•  Abbott’s earnings per share, excluding specified items, for the fourth quarter were $0.75, at the high end of the company’s previous guidance range of $0.73 to $0.75. Diluted earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) were a loss of ($0.31), which contains acquisition-related costs, including acquired in-process research and development of $0.82 per share from the Kos acquisition.

•  In the fourth quarter, worldwide sales increased 14.5 percent, adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement and including a favorable 1.5 percent effect of exchange rates. Reported worldwide sales were $6.2 billion, up 2.8 percent.

•   U.S. pharmaceutical sales increased 9.9 percent in the quarter, adjusting both periods for the BI amendment, driven by continued success in HUMIRA, which achieved full-year worldwide sales of more than $2 billion. U.S. pharmaceutical sales, as reported, decreased 18.2 percent, reflecting the BI impact.

•  Medical Products sales increased 22.7 percent, including $389 million from Abbott Vascular and double-digit growth in International Nutritionals and Abbott Molecular.

•  Operating cash flow reached a record $5.3 billion in 2006.

•  The company expects 2007 global sales of HUMIRA to exceed $2.7 billion.

“2006 was a highly productive and successful year for Abbott,” said Miles D. White, chairman and chief executive officer, Abbott. “We completed several major transformational changes that significantly strengthened the mix of our broad-based portfolio as well as the diversity of our strong cash flows. The strategic actions we’ve taken over the last seven to eight years have positioned Abbott for higher growth and consistent double-digit earnings performance.”

The following is a summary of fourth-quarter 2006 sales for each of Abbott’s major operating divisions.

Sales Summary —	4Q06	% Change		% Change of all	Impact of Exchange
Quarter Ended 12/31/06	($ millions)	vs. 4Q05		non-BI Products	on % Change

Total Sales	$6,218	2.8		14.5	1.5

Total U.S. Sales	$3,256	(6.5)		13.7	—

Total International Sales	$2,962	15.5			3.6

Worldwide Pharmaceutical Sales	$3,537	(8.2)		9.4	1.4

U.S. Pharmaceuticals	$1,978	(18.2)		9.9	—

International Pharmaceuticals (AI)	$1,559	8.8			3.8

Worldwide Nutritional Sales	$1,067	9.3			1.2

U.S. Nutritionals (Ross)	$624	2.8			—

International Nutritionals (ANI)	$443	19.9			3.2

Worldwide Diagnostics Sales	$1,052	6.4			2.5

U.S. Diagnostics	$342	6.3			—

International Diagnostics	$710	6.5			3.7

Worldwide Vascular Sales	$389	406.4	[a]		1.7

U.S. Vascular	$224	384.1	[a]		—

International Vascular	$165	440.2	[a]		4.3

a  Includes the impact of the Guidant vascular acquisition.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of 2006 sales for each of Abbott’s major operating divisions.

Sales Summary —	FY06	% Change		% Change of all	Impact of Exchange
Year Ended 12/31/06	($ millions)	vs. FY05		non-BI Products	on % Change

Total Sales	$22,476	0.6		11.6	(0.2)

Total U.S. Sales	$11,534	(7.5)		12.3	—

Total International Sales	$10,942	10.9			(0.5)

Worldwide Pharmaceutical Sales	$12,395	(9.5)		7.8	(0.3)

U.S. Pharmaceuticals	$6,550	(19.5)		10.1	—

International Pharmaceuticals (AI)	$5,845	5.3			(0.7)

Worldwide Nutritional Sales	$4,313	9.6			0.3

U.S. Nutritionals (Ross)	$2,629	4.2			—

International Nutritionals (ANI)	$1,684	19.1			0.8

Worldwide Diagnostics Sales	$3,979	5.9			(0.5)

U.S. Diagnostics	$1,346	7.5			—

International Diagnostics	$2,633	5.1			(0.7)

Worldwide Vascular Sales	$1,082	327.7	[a]		(0.9)

U.S. Vascular	$647	359.2	[a]		—

International Vascular	$435	288.0	[a]		(1.9)

a  Includes the impact of the Guidant vascular acquisition.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s fourth-quarter 2006 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 12/31/06	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 4Q05	World	vs. 4Q05		Sales	vs. 4Q05
Pharmaceutical Products
HUMIRA	$370	31.0	$250	57.6	[a]	$620	40.6
Depakote	$384	14.9	$21	21.6		$405	15.2
TriCor	$326	4.3	—	—		$326	4.3
Kaletra	$138	10.8	$159	7.7	[b]	$297	9.1
Omnicef	$259	36.9	—	—		$259	36.9
Biaxin (clarithromycin)	$56	(40.0)	$179	(4.7)	[c]	$235	(16.4)
Ultane/Sevorane	$58	(36.4)	$137	(3.8)	[d]	$195	(16.5)
Synthroid	$115	(18.7)	$17	14.5		$132	(15.5)
Leuprolide	—	—	$61	13.6	[e]	$61	13.6
Lansoprazole	—	—	$46	11.4	[f]	$46	11.4

Medical Products
Pediatric Nutritionals	$294	14.7	$231	24.7		$525	18.9
Adult Nutritionals	$263	2.2	$212	15.1		$475	7.5
Abbott Diabetes Care	$135	(2.1)	$155	4.9	[g]	$290	1.5

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$709	12.1	—	—		$709	12.1
Lupron	$164	(5.5)	—	—		$164	(5.5)

a Without the positive impact of exchange of 8.5 percent, HUMIRA sales increased 49.1 percent internationally.

b Without the positive impact of exchange of 4.7 percent, Kaletra sales increased 3.0 percent internationally.

c Without the positive impact of exchange of 3.2 percent, clarithromycin sales decreased 7.9 percent internationally.

d Without the positive impact of exchange of 2.9 percent, Sevorane sales decreased 6.7 percent internationally.

e Without the positive impact of exchange of 4.0 percent, leuprolide sales increased 9.6 percent internationally.

f  Without the positive impact of exchange of 4.0 percent, lansoprazole sales increased 7.4 percent internationally.

g Without the positive impact of exchange of 4.6 percent, Abbott Diabetes Care sales increased 0.3 percent internationally.

The following is a summary of sales for the full-year 2006 for selected products.

		Percent		Percent			Percent
Year Ended 12/31/06	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. FY05	World	vs. FY05		Sales	vs. FY05
Pharmaceutical Products
HUMIRA	$1,176	38.4	$868	57.6		$2,044	45.9
Depakote	$1,230	18.5	$78	24.8		$1,308	18.9
Kaletra	$512	22.0	$623	6.5	[a]	$1,135	13.0
TriCor	$1,048	13.1	—	—		$1,048	13.1
Biaxin (clarithromycin)	$151	(50.5)	$665	(12.5)	[b]	$816	(23.4)
Ultane/Sevorane	$260	(22.5)	$539	0.2	[c]	$799	(8.6)
Omnicef	$637	28.6	—	—		$637	28.6
Synthroid	$470	(5.7)	$64	14.5		$534	(3.6)
Leuprolide	—	—	$230	4.6	[d]	$230	4.6
Lansoprazole	—	—	$173	12.3	[e]	$173	12.3

Medical Products
Pediatric Nutritionals	$1,128	2.7	$898	28.7		$2,026	12.8
Adult Nutritionals	$1,097	1.9	$785	9.7		$1,882	5.0
Abbott Diabetes Care	$547	4.8	$589	8.2	[f]	$1,136	6.5

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$2,600	4.0	—	—		$2,600	4.0
Lupron	$662	(5.2)	—	—		$662	(5.2)

a Without the negative impact of exchange of 0.4 percent, Kaletra sales increased 6.9 percent internationally.

b Without the negative impact of exchange of 1.6 percent, clarithromycin sales decreased 10.9 percent internationally.

c Without the negative impact of exchange of 1.0 percent, Sevorane sales increased 1.2 percent internationally.

d Without the positive impact of exchange of 0.4 percent, leuprolide sales increased 4.2 percent internationally.

e Without the positive impact of exchange of 6.1 percent, lansoprazole sales increased 6.2 percent internationally.

f  Without the negative impact of exchange of 0.3 percent, Abbott Diabetes Care sales increased 8.5 percent internationally.

Business Highlights

•                  FreeStyle® FreedomTM Approval —In March, Abbott received U.S. Food and Drug Administration (FDA) regulatory approval to market FreeStyle Freedom, a blood glucose monitoring system with a five-second average testing time and a large, easy-to-read display. FreeStyle Freedom offers virtually pain-free testing, using a blood sample size of 0.3 microliter, the smallest sample size required of any blood glucose monitoring product on the market.

•                  Guidant Vascular Acquisition — In April, Abbott completed its acquisition of Guidant’s vascular business, creating a leading global vascular device business with a broad product portfolio, innovative research and development programs, and leading manufacturing and commercial operations.

•                  HUMIRA® Ankylosing Spondylitis (AS) Approval — Abbott received U.S. and European approval for HUMIRA to treat AS, the third disease state indication for HUMIRA. Ankylosing spondylitis is a chronic disease that causes inflammatory back pain and stiffness.

•                  Kaletra® Tablets Approval — The European Commission approved the tablet formulation of Kaletra, Abbott’s leading HIV protease inhibitor. Approved in the United States in 2005 and developed using proprietary MeltrexTM melt-extrusion technology, Kaletra tablets offer patients improved convenience over the capsule formulation, including a reduced pill count, no refrigeration requirements and the ability to take Kaletra with or without food.

•                  Global Regulatory Submission for HUMIRA in Crohn’s Disease —In September, Abbott submitted HUMIRA for U.S. and European regulatory approval to treat Crohn’s disease, a chronic inflammatory disease of the gastrointestinal tract. Abbott’s U.S. submission was granted 6-month Priority Review status by the FDA. Crohn’s disease is the fourth autoimmune disease submitted for regulatory approval for HUMIRA.

•                  XIENCETM V International Launch — In October, Abbott launched its XIENCE V drug-eluting stent (DES) system internationally. Positive clinical results for XIENCE V from the SPIRIT II trial demonstrated that XIENCE V showed statistically significant superiority to the TAXUS® paclitaxel-eluting coronary stent system with respect to the study’s primary endpoint. XIENCE V uses the cobalt chromium Multi-Link Vision® Coronary Stent System, the most popular metallic stent platform in the world.

•                  HUMIRA Phase III Psoriasis Data —Abbott presented Phase III psoriasis data that show HUMIRA to be the first biologic treatment to demonstrate superiority over methotrexate. Eighty percent of patients treated with HUMIRA achieved at least a 75 percent improvement in disease severity after 16 weeks of treatment. An estimated 125 million people worldwide suffer from psoriasis, a chronic autoimmune skin disease.

•                  Kos Pharmaceuticals Acquisition — In December, Abbott successfully completed the acquisition of Kos Pharmaceuticals. Kos complements Abbott’s existing franchise in the $20 billion global dyslipidemia market and strengthens the late-stage and mid-term pharmaceutical pipeline with opportunities in asthma, inhaled insulin and cholesterol management.

•                  Divestiture of Core Laboratory Diagnostics Business — In January 2007, Abbott announced the sale of its core laboratory and point of care diagnostics businesses to GE for $8.13 billion. This divestiture does not include Abbott’s Molecular Diagnostics and Diabetes Care businesses.

Abbott issues earnings per share and sales growth guidance for 2007

For the first time, Abbott is announcing guidance for earnings per share excluding specified items of $2.77 to $2.83 for the full-year 2007. This guidance reflects the recently announced sale of Abbott’s core laboratory and point of care diagnostic businesses and includes both the results of these businesses while owned by Abbott and the redeployment of proceeds after closing the transaction, which is expected in the first half of 2007. Abbott is forecasting 2007 sales growth of 13 percent to 15 percent.

Abbott forecasts a net gain from specified items for the full-year 2007 of $2.00 per share, which includes a gain of approximately $2.25 per share related to the sale of the core laboratory and point of care diagnostic businesses offset by costs of $0.25 per share, primarily associated with acquisition integration and cost reduction initiatives. Including these net specified items, projected earnings per share under GAAP would be $4.77 to $4.83 for the full-year 2007.

These forecasts exclude any one-time costs associated with the sale of the core laboratory and point of care diagnostic businesses, which will be provided at a later date.

Abbott declares quarterly dividend

On Dec. 8, 2006, the board of directors of Abbott declared the company’s quarterly common dividend of 29.5 cents per share. The cash dividend is payable Feb. 15, 2007, to shareholders of record at the close of business on Jan. 12, 2007. This marks the 332nd consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

—Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” and Exhibit 99.1 to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2005, and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2006 and 2005

(unaudited)

	2006	2005	Percent Change

Net Sales	$6,217,969,000	$6,047,334,000	2.8	1)
Cost of products sold	2,865,612,000	2,809,557,000	2.0	2)
Research and development	596,167,000	490,392,000	21.6	2)
Acquired in-process and collaborations R&D	1,307,000,000	—	n/m
Selling, general and administrative	1,703,112,000	1,446,583,000	17.7	2)
Total Operating Cost and Expenses	6,471,891,000	4,746,532,000	36.3

Operating (loss) earnings	(253,922,000)	1,300,802,000	n/m

Net interest expense	89,261,000	27,788,000	221.2
Net foreign exchange (gain) loss	10,803,000	7,269,000	48.6
(Income) from TAP Pharmaceutical Products Inc. joint venture	(118,528,000)	(135,746,000)	(12.7)
Other (income) expense, net	6,642,000	1,567,000	n/m
(Loss) Earnings before taxes	(242,100,000)	1,399,924,000	n/m
Taxes on earnings	234,114,000	423,508,000	(44.7)

Net (Loss) Earnings	$(476,214,000)	$976,416,000	n/m	2)

Net Earnings Excluding Specified Items, as described below	$1,152,966,000	$1,176,934,000	(2.0)	2) 3)

Diluted (Loss) Earnings Per Common Share	$(0.31)	$0.63	n/m	2)

Diluted Earnings Per Common Share
Excluding Specified Items, as described below	$0.75	$0.76	(1.3)	2) 3)

Diluted Earnings Per Common Share
Excluding Specified Items and Incremental Stock
Compensation Expense, as described below	$0.78	$0.76	2.6	2) 3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,533,489,000	1,554,211,000

1) Adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement, net sales increased by 14.5 percent.

2) Incremental stock compensation expense in 2006 totaled $40 million, after-tax, or $0.03 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statement of Earnings line item.

3) 2006 Net Earnings Excluding Specified Items excludes after-tax charges of $1.3 billion, or $0.85 per share, for acquired in-process and collaborations research and development primarily related to the Kos acquisition, $110 million, or $0.07 per share, for costs associated with cost reduction initiatives, $74 million, or $0.05 per share, primarily for costs associated with an asset impairment related to the generic introduction of Biaxin XL, $69 million, or $0.04 per share, for litigation associated with the settlement of an intellectual property matter and $76 million, or $0.05 per share, for acquisition integration activities and other.

    2005 Net Earnings Excluding Specified Items excludes $194 million, or $0.13 per share, related to the tax expense associated with repatriation of foreign earnings in connection with the American Jobs Creation Act of 2004, after-tax charges of $38 million, or $0.02 per share, related to cost reduction initiatives, $36 million, or $0.02, per share related to litigation reserves associated with a patent dispute resolution and $39 million, or $0.03 per share, related to acquisition integration activities. These specified items were partially offset by a favorable adjustment to tax expenses of $106 million, or $0.07 per share, primarily resulting from a resolution of prior years’ tax accrual requirements.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2006 and 2005

(unaudited)

	2006	2005	Percent Change

Net Sales	$22,476,322,000	$22,337,808,000	0.6	1)
Cost of products sold	9,815,147,000	10,641,111,000	(7.8)	1) 2)
Research and development	2,255,271,000	1,821,175,000	23.8	2)
Acquired in-process and collaborations R&D	2,014,000,000	17,131,000	n/m
Selling, general and administrative	6,349,685,000	5,496,123,000	15.5	2)
Total Operating Cost and Expenses	20,434,103,000	17,975,540,000	13.7

Operating earnings	2,042,219,000	4,362,268,000	(53.2)

Net interest expense	292,347,000	153,662,000	90.3
Net foreign exchange (gain) loss	28,441,000	21,804,000	30.4
(Income) from TAP Pharmaceutical Products Inc. joint venture	(475,811,000)	(441,388,000)	7.8
Other (income) expense, net	(79,128,000)	8,270,000	n/m	3)
Earnings before taxes	2,276,370,000	4,619,920,000	(50.7)
Taxes on earnings	559,615,000	1,247,855,000	(55.2)

Net Earnings	$1,716,755,000	$3,372,065,000	(49.1)	2)

Net Earnings Excluding Specified Items, as described below	$3,880,826,000	$3,908,524,000	(0.7)	2) 4)

Diluted Earnings Per Common Share	$1.12	$2.16	(48.1)	2) 5)

Diluted Earnings Per Common Share
Excluding Specified Items, as described below	$2.53	$2.50	1.2	2) 4) 5)

Diluted Earnings Per Common Share
Excluding Specified Items and Incremental Stock
Compensation Expense, as described below	$2.67	$2.50	6.8	2) 4) 5)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,536,724,000	1,564,103,000

1) Adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement, net sales increased by 11.6 percent. The decline in Cost of products sold in 2006 was primarily due to the amended BI agreement.

2) Incremental stock compensation expense in 2006 totaled $226 million, after-tax, or $0.15 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statement of Earnings line item.

3) The increase in Other (income) expense, net over the prior year reflects fair-value adjustments for the gain-sharing aspect of the Boston Scientific stock purchase, which was classified as a specified item and excluded from full-year ongoing results, as discussed in footnote 4 below.

4) 2006 Net Earnings Excluding Specified Items excludes after-tax charges of $1.7 billion, or $1.13 per share, for acquired in-process and collaborations research and development, $141 million, or $0.09 per share, for cost reduction initiatives, $220 million, or $0.14 per share, for integration activities and other primarily related to the Guidant acquisition, $74 million, or $0.05 per share, primarily for costs associated with an asset impairment related to the generic introduction of Biaxin XL, $70 million, or $0.05 per share, for costs associated with Abbott’s decision to discontinue the commercial development of the ZoMaxx drug-eluting stent, $69 million, or $0.04 per share, for litigation costs associated with the settlement of an intellectual property matter and $53 million, or $0.04 per share, for a philanthropic contribution to the Abbott Fund. These specified items were partially offset by an after-tax gain of ($70 million), or ($0.04) per share, for fair-value adjustments for the gain-sharing aspect of the Boston Scientific stock purchase and a favorable adjustment to tax expense of ($132 million), or ($0.09) per share, as a result of the resolution of prior years’ tax audits.

    2005 Net Earnings Excluding Specified Items excludes after-tax charges of $234 million, or $0.15 per share, related to cost reduction initiatives, $70 million, or $0.04 per share, related to acquisition, integration and other charges, $44 million, or $0.03 per share, related to an increase in a bad debt reserve associated with an unfavorable court ruling, $36 million, or $0.02 per share, related to litigation reserves resulting from a patent dispute resolution, and $13 million, or $0.01 per share, for acquired in-process R&D. 2005 also excludes $245 million, or $0.16 per share, related to the tax expense associated with the repatriation of foreign earnings. These items are partially offset by a favorable adjustment to tax expense of $106 million, or $0.07 per share, primarily resulting from a resolution of prior years’ tax accrual requirements.

5) The sum of the four quarters in 2006 do not add to the full-year diluted earnings per common share due to rounding.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What impacted total sales growth?

A1)                            Total sales growth for the fourth quarter was 14.5 percent, including a 1.5 percent favorable impact of exchange rates and adjusted for sales from the Boehringer Ingelheim (BI) distribution agreement in both periods. Strong results in both pharmaceutical products (adjusted for BI) and medical products drove the performance this quarter. Reported sales were $6.2 billion, up 2.8 percent, reflecting the BI impact.

As announced in August 2005, we amended our co-promotion and distribution agreement for the three BI products: Mobic, Flomax and Micardis. As of Jan. 1, 2006, Abbott no longer distributed these products and no longer recorded sales for distribution activities. Although this change reduced reported 2006 sales growth, it also resulted in significant improvement in the gross margin ratio, as discussed in Q&A Answer 7. Abbott earned a small residual commission related to these products in 2006.

Q2)         What drove double-digit medical products sales growth?

A2)                            Medical Products sales growth of approximately 23 percent was led by Abbott Vascular, which achieved sales of $389 million, up significantly from the prior year, including the contribution from the Guidant acquisition. Strong performance in Abbott Vascular was driven by continued growth in vessel closure, strong carotid stent sales and an increase in coronary stent sales. Continued double-digit sales growth in International Nutritionals and Abbott Molecular contributed to the strong performance in the quarter.

Q3)         What drove pharmaceutical sales growth, as adjusted for the BI products?

A3)                            U.S. pharmaceutical sales growth of approximately 10 percent, adjusted for the impact of the amended BI agreement, was led by HUMIRA, which increased more than 30 percent in the United States as the product continued to gain market share in both the rheumatology and dermatology self-injectable biologics markets. During the quarter, Abbott was granted 6-month Priority Review status by the U.S. Food and Drug Administration for HUMIRA in treating Crohn’s disease. A response from the agency is expected in the first quarter of 2007. Kaletra sales in the United States increased nearly 11 percent, driven by continued strong uptake of the new tablet formulation. Reported U.S. pharmaceutical sales declined 18.2 percent, reflecting the BI impact.

In addition, sales of Abbott’s international pharmaceuticals increased nearly 9 percent during the quarter, including a 3.8 percent favorable impact from exchange. International growth was favorably impacted by the continued strength of HUMIRA, with sales this quarter up 58 percent including the favorable impact of exchange.

Questions & Answers (continued)

Q4)         How did stock compensation expense impact the quarter and full year?

A4)                            Fourth-quarter and full-year 2006 earnings per share include incremental stock compensation expense of $0.03 and $0.15 per share, respectively, which was included in the various line items of the Consolidated Statement of Earnings, as follows (dollars in millions, except per-share data):

	4Q06	FY06
Cost of products sold	$9	$37
R&D	$14	$73
SG&A	$29	$187
Pre-tax total	$52	$297
Taxes	$12	$71
After-tax total	$40	$226

Per Share	$0.03	$0.15

As a reminder, most stock compensation expense was not charged to earnings under GAAP prior to 2006.

Q5)         What drove the double-digit increase in R&D and SG&A this quarter?

A5)                            On a reported basis, R&D investment increased 22 percent this quarter, including specified items, stock compensation expense and the impact from the Guidant acquisition, reflecting continued investment in our broad-based pipeline, including vascular products and HUMIRA.

Reported SG&A expense increased 18 percent this quarter, also including specified items, stock compensation expense and the impact from the Guidant acquisition, driven by continued spending on new and ongoing promotional initiatives, including preparation for new indications for HUMIRA and the international launch of Xience V.

Questions & Answers (continued)

Q6)         How did specified items and stock compensation expense affect reported results?

A6)                            Specified items and stock compensation expense impacted fourth-quarter Net Earnings as follows (dollars in millions, except earnings-per-share data):

	4Q06			4Q05
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$(242)	$(476)	$(0.31)	$1,400	$976	$0.63
Adjusted for specified items:
Acquired in-process & collaborations R&D	$1,307	$1,300	$0.85	—	—	—
Cost reduction initiatives	$144	$110	$0.07	$51	$38	$0.02
Asset impairment	$98	$74	$0.05	—	—	—
Litigation settlement	$90	$69	$0.04	$47	$36	$0.02
Integration activities and other	$96	$76	$0.05	$51	$39	$0.03
Tax accrual/audit resolution	—	—	—	—	$(106)	$(0.07)
Tax expense for repatriation	—	—	—	—	$194	$0.13
Excluding specified items	$1,493	$1,153	$0.75	$1,549	$1,177	$0.76
Add back incremental stock compensation expense	$52	$40	$0.03	—	—	—
As adjusted	$1,545	$1,193	$0.78	$1,549	$1,177	$0.76

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q06
	Cost of Products Sold	R&D	Acquired in-process R&D	SG&A	Other (Income) Expense
As reported	$2,866	$596	$1,307	$1,703	$6
Adjusted for specified items:
Acquired in-process & collaborations R&D	—	—	$1,307	—	—
Asset impairment	$98	—	—	—	—
Cost reduction initiatives	$107	$29	—	$8	—
Litigation settlement	$90	—	—	—	—
Integration activities/other	$33	$11	—	$46	$6
As adjusted	$2,538	$556	—	$1,649	$—

The fourth-quarter 2006 specified items above are primarily related to the Kos Pharmaceuticals and Guidant vascular acquisitions and initiatives to reduce costs and improve gross margins. The acquired in-process & collaborations R&D related primarily to the Kos Pharmaceuticals acquisition is an estimate that will be finalized in the coming months when appraisal work is completed. The asset impairment primarily reflects costs related to the third-party introduction of generic Biaxin XL in the fourth quarter. Cost reduction initiatives relate to previously announced activities designed to reduce costs and additional realignment of global pharmaceutical operations during the quarter. The litigation settlement is related to an intellectual property matter. Costs associated with integration activities are related to the continuing integration of the Guidant vascular acquisition.

Questions & Answers (continued)

Q7)         How does the fourth-quarter gross margin profile compare to the prior year?

A7)                            The adjusted gross margin ratio, excluding specified items and stock compensation expense, improved sequentially from the third quarter and was up nearly 500 basis points from the prior year to 59.3 percent, consistent with our forecast. Gross margin before and after specified items and stock compensation expense is shown below (dollars in millions):

	4Q06			4Q05
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,866	$3,352	53.9%	$2,810	$3,238	53.5%
Incremental stock compensation expense	$(9)	$9	0.1%	—	—	—
Excluding stock compensation expense	$2,857	$3,361	54.0%	$2,810	$3,238	53.5%
Adjust for specified items:
Asset impairment	$(98)	$98	1.6%	—	—	—
Cost reduction initiatives	$(107)	$107	1.7%	$(22)	$22	0.4%
Litigation settlement	$(90)	$90	1.5%	—	—	—
Integration activities/other	$(33)	$33	0.5%	$(29)	$29	0.5%
As adjusted	$2,529	$3,689	59.3%	$2,759	$3,289	54.4%

The year-over-year improvement in the adjusted gross margin ratio resulted primarily from the amendment to the BI agreement.

Q8)         What was the tax rate in the quarter?

A8)                            The tax rate for operations, excluding specified items, this quarter was 22.8 percent, reflecting the impact of the R&D tax credit, which was signed into law in December 2006. Excluding this tax credit, the tax rate for the quarter was 23.8 percent, consistent with previous forecasts. The reported tax rate is reconciled to the ongoing rate below (dollars in millions):

	4Q06
	Pre-tax	Income	Tax
	Income	Tax	Rate
As reported	$(242)	$234	n/m
Acquired in-process and collaborations R&D	$1,307	$6	0.5%
Other specified items	$428	$100	23.3%
Excluding specified items	$1,493	$340	22.8%
Impact of R&D tax credit	—	$15	—
Excluding tax credit	$1,493	$355	23.8%

Q9)         Why did Net Interest Expense increase from the prior year?

A9)                            Net Interest Expense increased over the prior year primarily as a result of debt related to the Guidant vascular acquisition.

#   #   #